Exhibit 99.1

Viasat Announces Comprehensive Agreement with Ligado Networks

Viasat expects to receive $568 million from Ligado in fiscal year 2026

CARLSBAD, Calif., June 13, 2025 – Viasat, Inc. (NASDAQ: VSAT), a global leader in satellite communications, today announced that its subsidiary Inmarsat Global Ltd. (“Inmarsat”) has agreed to a binding term sheet with Ligado Networks (“Ligado”) and AST & Science, LLC (“AST”) to settle Inmarsat’s opposition to Ligado’s planned restructuring. Under the conditions set forth in the term sheet, Viasat anticipates receiving $568 million from Ligado in fiscal year 2026, which will primarily be used to manage near term maturities and address its extended maturity profile.

Under the conditions of the term sheet, and subject to Bankruptcy Court approval, Inmarsat, Ligado and AST agreed to the following:

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Starting on September 30, 2025, Ligado will resume making quarterly payments of ~$16 million per quarter to Inmarsat. The quarterly payment amount increases 3% per year for the life of the contract (through 2107).

•	Ligado will make a $420 million lump sum payment to Inmarsat on October 31, 2025.

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Ligado will pay a lump sum payment of $100 million to Inmarsat on March 31, 2026. Including the December and March quarterly payments, Inmarsat expects to receive a total of $568 million by March 31, 2026.

•	Ligado’s lawsuit against Inmarsat is stayed effective immediately and will be dismissed under conditions set forth in the term sheet.

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Viasat’s considerable ability to provide essential mobile satellite services (MSS) globally remains unaffected. The agreement reflects Viasat’s continued commitment to facilitate innovation that enables new MSS services while ensuring the interference-free provision of existing services, including vital safety services. The agreement also demonstrates the ability to introduce new satellite configurations within existing spectrum sharing terms that have provided critical stability in the industry for decades.

“We are pleased that our patient and disciplined approach to Ligado’s bankruptcy paid off, resulting in a positive outcome for Viasat and our employees, customers, and shareholders,” said Mark Dankberg, Chairman and CEO, Viasat. “We saw the opportunity of a favorable outcome when completing the Inmarsat acquisition and not only anticipated the potential of utilizing the cash proceeds from such an agreement to repay debt, which will soon further strengthen our capital position, but to also advance our growth strategy. To that end, we look forward to continuing our activities with the MSSA to ensure an open architecture, standards based multi-orbit approach to MSS based on continued cooperation mechanisms among MSS operators.”

About Viasat

Viasat is a global communications company that believes everyone and everything in the world can be connected. With offices in 24 countries around the world, our mission shapes how consumers, businesses, governments and militaries around the world communicate and connect. Viasat is developing the ultimate global communications network to power high-quality, reliable, secure, affordable, fast connections to positively impact people’s lives anywhere they are—on the ground, in the air or at sea, while building a sustainable future in space. In May 2023, Viasat completed its acquisition of Inmarsat, combining the teams, technologies and resources of the two companies to create a new global communications partner. Learn more at www.viasat.com, the Viasat News Room or follow us on LinkedIn, X, Instagram, Facebook, Bluesky, Threads, and YouTube.

Copyright © 2025 Viasat, Inc. All rights reserved. Viasat, the Viasat logo and the Viasat Signal are registered trademarks in the U.S. and in other countries of Viasat, Inc. All other product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

Viasat, Inc. Contacts

Dan Bleier, Public Relations, Viasat, PR@viasat.com

Lisa Curran/Peter Lopez, Investor Relations, IR@viasat.com

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Viasat uses words such as “anticipate,” “believe,” “expect,” “will,” “would,” variations of such words and similar expressions to identify forward-looking statements. Forward-looking statements include, among others, statements that refer to the pending Ligado restructuring transaction, the terms and conditions of the term sheet, Viasat’s receipt of expected payments under the term sheet, Viasat’s plans for the use of such payments, and bankruptcy court approval of the term sheet. Readers are cautioned that these forward-looking statements are based on current expectations and are subject to risks and uncertainties that are difficult to predict. Actual results could differ materially and adversely from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: risks and uncertainties related to the restructuring transaction and the settlement contemplated by the term sheet, which are subject to specified conditions, including bankruptcy court approval, and may not be consummated on the terms described, or at all. In addition, please refer to the risk factors contained in Viasat’s SEC filings available at www.sec.gov, including Viasat’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Viasat undertakes no obligation to update or revise any forward-looking statements for any reason.